As filed with the Securities and Exchange Commission on March 4, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRANSALTA CORPORATION
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

110-12th Avenue S.W., Box 1900 Station “M” Calgary, Alberta, Canada	T2P 2M1
(Address of principal executive offices)	(Zip code)
TransAlta Corporation Share Unit Plan
(Full title of the plans)

TransAlta Centralia Generation LLC
913 Big Hanaford Road, Centralia, Washington 98531-9101
(Name and address of agent for service)
 (360) 330 8128
(Telephone number, including area code, of agent for service)
Copies to:

Kerry O’Reilly TransAlta Corporation 110-12th Avenue S.W. Station "M" Calgary, Alberta, Canada T2P 2M1 (403) 267-7110	Andrew. J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares	412,371	(2)	$3,092,782.50	$401.44

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers the offering of an aggregate of 412,371 common shares (“Common Shares”), of TransAlta Corporation (the “Registrant”) which may be offered upon the settlement of vested share units granted under the TransAlta Corporation Share Unit Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Common Shares that may become issuable in respect of the securities identified in the above table to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on March 2, 2020, a date within five business days of the filing of this Registration Statement.

EXPLANATORY NOTE

TransAlta Corporation (“TransAlta” or the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 412,371 common shares of TransAlta (the “Common Shares”), that may be purchased on the open market on behalf of participants of the TransAlta Corporation Share Unit Plan (the “Plan”), in settlement of vested of share units granted from time to time pursuant to the terms of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plan, will be available without charge by contacting the Corporate Secretary of TransAlta in writing at 110-12th Avenue S.W., Station "M", Calgary, Alberta, Canada T2P 2M1, or by telephone at (403) 267-7110.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with, or furnished to, the SEC by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)	The Registrant’s Annual Report on Form 40-F for the year ended December 31, 2019, filed with the SEC on March 4, 2020 (Commission File No. 001-15214);
(b)
the Registrant’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 4, 2020, and the Registrant’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 4, 2020 (Commission File No. 001-15214); and

(c)
the description of the Common Shares set forth under the caption “Description of Share Capital—Common Shares” in the Registration Statement on Form F-10 filed by the Registrant with the SEC on March 1, 2019 (Commission File No. 333-229991), and all amendments and reports filed with the SEC for the purpose of updating such description.

All documents subsequently filed with, or furnished to, the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under s. 124 of the Canada Business Corporation Act ("CBCA"), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. In addition, the Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if the individual does not fulfill the conditions in (a) and (b) below. The Registrant may not indemnify an individual referred to above unless the individual (a) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The Registrant may with the approval of a court, indemnify an individual referred to above, or advance moneys for the cost, charges and expenses of a proceeding referred to above, in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity as described above against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in (a) and (b) above. Notwithstanding the foregoing, an individual referred to above is entitled to indemnity from the Registrant in respect of all costs, charges and expenses, reasonably incurred by the individual in the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Registrant or other entity referred to above, if the individual seeking indemnity was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and if the individual fulfills the conditions set out in (a) and (b) above.
The by-laws of the Registrant provide that subject to the limitations contained in the CBCA, but without limit to the right of the Registrant to indemnify any person under the CBCA or otherwise, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the heirs and legal representatives thereof, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant or a director or officer of such body corporate, if the individual (a) acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.
The Registrant maintains a directors and officers' liability policy which provides coverage to the Registrant for all directors' and officers' related claims, losses and cost in any year, subject to policy terms and conditions, limits and deductibles.
The Registrant has entered into indemnification agreements with each of its officers and directors pursuant to which they are indemnified substantially to the extent permitted by the CBCA. Pursuant to the terms of these agreements the Registrant maintains errors and omissions insurance for its officers and directors while they remain an officer or director and for a period of 7 years thereafter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1*	Certificate and Articles of Amalgamation of the Registrant dated January 1, 2009.
4.2*	Certificate and Articles of Amendment of the Registrant dated December 7, 2010.
4.3*	Certificate and Articles of Amendment of the Registrant dated November 23, 2011.
4.4*	Certificate and Articles of Amendment of the Registrant dated August 3, 2012.
4.5*	Certificate and Articles of Amendment of the Registrant dated August 13, 2014.
4.6
Amended and Restated By-Law No. 1 of the Registrant, dated January 27, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Report of Foreign Issuer on Form 6-K furnished February 7, 2014, Commission File No. 001-15214).

4.7
Advance Notice By-Law No. 2 of the Registrant, dated January 27, 2014 (incorporated by reference to Exhibit 3.2 to the Registrant’s Report of Foreign Issuer on Form 6-K furnished February 7, 2014, Commission File No. 001-15214).

4.8*	TransAlta Corporation Share Unit Plan
23.1*	Consent of Ernst & Young LLP Chartered Professional Accountants
24.1*	Power of Attorney (included on signature page).

* Filed herewith.

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on March 4, 2020.

TRANSALTA CORPORATION (Registrant)

By:	/s/ Kerry O’Reilly
	Name:	Kerry O’Reilly
	Title:	Chief Officer, Legal, Regulatory and External Affairs

POWER OF ATTORNEY

Each person whose signature appears below appoints Dawn Farrell and Kerry O’Reilly, or any one of them, as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any post-effective amendments to this registration statement that any of such attorneys shall deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this registration statement, which amendments may make such changes in such registration statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the registrant made in connection with this registration statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dawn L. Farrell	President, Chief Executive Officer and Director	March 4, 2020
Dawn L. Farrell	(Principal Executive Officer)

/s/ Todd Stack	Chief Financial Officer	March 4, 2020
Todd Stack	(Principal Financial Officer and Principal Accounting Officer)

/s/ Rona Ambrose	Director	March 4, 2020
Rona Ambrose

/s/ John P. Dielwart	Director	March 4, 2020
John P. Dielwart

/s/ Alan J. Fohrer	Director	March 4, 2020
Alan J. Fohrer

/s/ Gordon D. Giffin	Director	March 4, 2020
Gordon D. Giffin

/s/ Yakout Mansour	Director	March 4, 2020
Yakout Mansour

/s/ Georgia R. Nelson	Director	March 4, 2020
Georgia R. Nelson

/s/ Bev F. Park	Director	March 4, 2020
Bev F. Park

/s/ Bryan D. Pinney	Director	March 4, 2020
Bryan D. Pinney

/s/ Robert C. Flexon	Director	March 4, 2020
Robert C. Flexon

/s/ Harry Goldgut	Director	March 4, 2020
Harry Goldgut

/s/ Richard Legault	Director	March 4, 2020
Richard Legault

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of TransAlta Corporation in the United States, on March 4, 2020.

TRANSALTA CENTRALIA GENERATION LLC

By:	/s/ Lori Schmitt
	Name:	Lori Schmitt
	Title:	Secretary

Exhibit Index

Exhibit Number	Description
4.1*	Certificate and Articles of Amalgamation of the Registrant dated January 1, 2009.
4.2*	Certificate and Articles of Amendment of the Registrant dated December 7, 2010.
4.3*	Certificate and Articles of Amendment of the Registrant dated November 23, 2011.
4.4*	Certificate and Articles of Amendment of the Registrant dated August 3, 2012.
4.5*	Certificate and Articles of Amendment of the Registrant dated August 13, 2014.
4.6
Amended and Restated By-Law No. 1 of the Registrant, dated January 27, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Report of Foreign Issuer on Form 6-K furnished February 7, 2014, Commission File No. 001-15214).

4.7
Advance Notice By-Law No. 2 of the Registrant, dated January 27, 2014 (incorporated by reference to Exhibit 3.2 to the Registrant’s Report of Foreign Issuer on Form 6-K furnished February 7, 2014, Commission File No. 001-15214).

4.8*	TransAlta Corporation Share Unit Plan
23.1*	Consent of Ernst & Young LLP Chartered Professional Accountants
24.1*	Power of Attorney (included on signature page).

* Filed herewith.